UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZOSANO PHARMA CORPORATION
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENTAL DISCLOSURE DATED MAY 22, 2018

REGARDING NEW PLAN BENEFITS IN CONNECTION WITH

INCREASE AMENDMENT

On April 30, 2018, Zosano Pharma Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to the Company’s 2018 Annual Meeting of Stockholders scheduled to be held on May 31, 2018 (the “2018 Annual Stockholders’ Meeting”). Included in the Proxy Statement is a proposal to increase the number of shares of common stock approved for issuance under the Company’s Amended and Restated 2014 Equity and Incentive Plan, as amended (the “Plan”), by 1,200,000 shares (the “Increase Amendment”). The Company is furnishing this supplement to provide updated disclosure regarding “New Plan Benefits” in connection with the Increase Amendment as a result of an additional conditional option award made to John Walker, the Company’s President and Chief Executive Officer on May 17, 2018.

On May 17, 2018, the Company’s Compensation Committee granted John Walker, its President and Chief Executive Officer, an option to purchase 100,000 shares of our common stock (the “Contingent Award”), subject to stockholder approval of the Increase Amendment at the 2018 Annual Stockholders’ Meeting. The Contingent Option has an exercise price of $4.27 per share, which was the closing price of our common stock on the Nasdaq Capital Market on the date of grant, and vests in substantially equal monthly installments over four years following the date of grant so that the Contingent Option will be fully vested on the fourth anniversary of the date of grant.

As of May 17, 2018, if the Increase Amendment is approved by stockholders at the 2018 Annual Stockholders’ Meeting, a total of 1,248,794 shares will be reserved for issuance under the Plan, of which 1,048,700 shares of common stock will underlie stock options conditioned upon approval of the Increase Amendment (including the Contingent Award) and 25,000 shares of common stock underlie a non-contingent stock option award granted to Steven Elms, a newly elected member of the Company’s board of directors. Below is an updated summary of the “New Plan Benefits” included in the Proxy Statement reflecting the grant of the Contingent Award on May 17, 2018.

New Plan Benefits

If the Increase Amendment is approved, our Compensation Committee will be able to grant awards to our employees, officers and other key persons (including consultants) of the Company and its subsidiaries. Also, non-employee directors are eligible to receive awards under the Plan. Grants of awards under the Plan are discretionary to the Board and the Compensation Committee; consequently, except as provided below, it is not possible to determine at this time the amount or dollar value of awards to be provided under the Plan if our stockholders approve the Increase Amendment.

The table below provides the grants of options under the Plan, under which no Company shares will be issued unless and until we obtain stockholder approval of the increase in shares under the Plan. In April and May 2018, our Compensation Committee approved, subject to stockholder approval of the Increase Amendment, the grant of these options to purchase common stock to certain of our employees and executive officers as well as our non-employee directors. The options vest in substantially equal monthly installments over four years following the date of grant so that the options will be fully vested on the fourth anniversary of the date of grant.

2018 Equity Awards (1)
Name and Position	Number of Shares
John P. Walker	400,000
President, Chief Executive Officer and Chairman

Georgia Erbez (2)	0
Chief Business Officer and Chief Financial Officer

Donald Kellerman	100,000
Vice President Clinical Development and Medical Affairs

Executive Group	600,000

Non-Executive Director Group	100,000

Non-Executive Officer Employee Group	348,700

(1)	Issued pursuant to the Plan. 948,700 of the 2018 Equity Awards listed above have an exercise price of $4.24 per share and 100,000 of the 2018 Equity Awards listed above have an exercise price of $4.27 per share.
(2)	Effective May 15, 2018, in connection with a planned reorganization of internal reporting responsibilities for the business development and human resources groups, Georgia Erbez resigned for good reason pursuant to the terms of her Employment Letter Agreement with the Company dated as of September 7, 2016.

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement or otherwise affect the Proxy Statement.

This supplement should be read together with the Proxy Statement. If you have already returned your proxy card or voting instruction form, or voted by other means, you do not need to take any action unless you wish to change your vote. If you wish to change you vote on any proposal, you may submit a new proxy card or take other action as described in the Proxy Statement.